Exhibit 10.30
PBG 2004 Long-Term Incentive Plan
As Amended and Restated
Effective January 1, 2009
1. Purpose.
     The purposes of the PBG 2004 Long Term Incentive Plan (the “Plan”) are: (a) to provide long-term incentives to those persons with significant responsibility for the success and growth of The Pepsi Bottling Group, Inc. (“PBG”) and its subsidiaries, divisions and affiliated businesses (collectively, the “Company”); (b) to assist the Company in attracting, retaining and motivating a diverse group of employees on a competitive basis; (c) to ensure a pay for performance linkage for such employees; and (d) to associate the interests of such employees with those of PBG shareholders.
2. Administration of the Plan.
(a)	The Plan shall be administered by the Compensation and Management Development Committee of the Board of Directors of PBG (the “Committee”). The Committee shall be appointed by the Board of Directors of PBG (the “Board”) and shall consist entirely of members of the Board who qualify as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), as “Non-Employee Directors” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 as amended (the “Act”) and as “independent” for purposes of any rules and regulations of a stock exchange on which PBG’s Common Stock is traded. The foregoing notwithstanding, no act of the Committee shall be void or deemed to be without authority because a member fails to meet the qualification requirements of this Section.

(b)	The Committee shall have all powers vested in it by the terms of the Plan, such powers to include the authority (within the limitations described herein):
-	to select the individuals to be granted awards under the Plan;

-	to determine the type, size and terms of awards to be granted to each individual selected;

-	to determine the guidelines and procedures for the payment or exercise of awards;

-	to determine the time when awards will be granted and any conditions which must be satisfied by employees before an award is granted;

-	to establish objectives and conditions for earning awards that are otherwise applicable to awards;

-	to determine whether such objectives and conditions have been met and whether awards will be paid at the end of the award period or at the time the award is exercised (whichever applies);

-	to determine whether payment of an award will be deferred (subject to Section 6 below);

-	to determine whether payment of an award should be reduced or eliminated; and

-	to determine whether any such award should qualify, regardless of its amount, as deductible in its entirety for federal income tax purposes, including whether any award is intended to comply with the performance-based exception under Section 162(m) of the Code in the case of an award to a “Covered Executive,” i.e., an employee who is a “named executive officer” (within the meaning of Item 402(a)(3) of Regulation S-K) or an individual who is expected to be a named executive officer and an employee at the time the Company is entitled to a tax deduction related to such award (but excluding any such named executive officer who is not considered a Covered Executive under guidance published by the Internal Revenue Service).
(c)	The Committee shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable. The Committee’s interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all parties concerned, including the Company, PBG shareholders and any person receiving an award under the Plan.

(d)	To the extent not prohibited by law and not inconsistent with the requirements of Section 162(m) of the Code, Rule 16b-3 of the Act or applicable stock exchange rules, the Committee may delegate its authority hereunder (including to a member of the Committee or an officer of PBG) and may designate employees of the Company to execute documents on behalf of the Committee or to otherwise assist the Committee in the administration and operation of the Plan. Specifically, and not by way of limitation, the Committee hereby delegates to the Senior Vice President of Human Resources of the Company the authority to adopt all appropriate provisions relating to compliance with Section 409A of the Code, which provisions shall be set out in one or more separate documents (collectively, the “Rules”).
3. Eligibility.
     Subject to the provisions of the Plan, the Committee may, from time to time, designate any of the following individuals as eligible to receive an award available under the Plan: (i) officer, (ii) employee, or (iii) key consultant or advisor of the Company, other than a non-employee director, who provides bona fide services to the Company not in connection with the offer or sale of securities in a capital-raising transaction, in each case subject to limitations provided by the Code or the Act as determined by the Committee; and the Committee shall determine the nature and amount of each award.
     In addition, in order to foster and promote achievement of the purposes of the Plan or to comply with provisions of laws in other countries in which the Company operates or has employees, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which eligible individuals (if any) performing services for the Company outside the United States are eligible to participate in the Plan, (ii) modify the terms, conditions and types of any awards made to such eligible individuals, and (iii) establish subplans, modified stock option exercise procedures and other award terms and procedures to the extent such actions may be necessary or advisable. The preceding sentence shall apply notwithstanding any provision of the Plan to the contrary, except that in the case of a Post-409A Award (as defined in Section 11(a) below) for a United States taxpayer, it shall not override a provision of the Plan to the extent necessary to comply with Section 409A of the Code.
4. Awards.
(a)	Types. Awards under the Plan include stock options (incentive stock options and non-qualified stock options), stock appreciation rights, restricted shares, restricted share units, performance shares, performance units and share awards.
(i)	Stock Options. Stock options are rights to purchase shares of PBG Common Stock (“Common Stock”) at a fixed price for a specified period of time. Stock options may consist of incentive stock options satisfying the requirements of Section 422 of the Code (“ISOs”) and designated by the Committee as ISOs and non-qualified stock options that do not satisfy the aforementioned requirements. The purchase price per share of Common Stock covered by a stock option awarded pursuant to this Plan (the “Exercise Price” as defined for stock options), including any ISOs, shall be equal to or greater than the “Fair Market Value” of a share of Common Stock on the date the stock option is awarded unless the stock option was granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who became employees of the Company as a result of merger, consolidation, acquisition or other corporate transaction involving the Company, in which case, provided it does not cause the stock option to be subject to Section 409A of the Code, an Exercise Price may be used that reasonably preserves the value of the previously granted award. “Fair Market Value” means an amount equal to the average of the high and low sales prices for Common Stock as reported on the composite tape for securities listed on the New York Stock Exchange, Inc. (the “Exchange”) on the date in question (or, if no sales of Common Stock were made on such Exchange on such date, on the immediately preceding day on which sales were made on such Exchange), except that such average price shall be rounded up to the nearest one cent solely for purposes of determining the Exercise Price of stock options and stock appreciation rights (“SARs” which are more fully described below in paragraph (ii) hereof). The Exercise Price per share may be payable, in whole or in part, in cash or in shares of Common Stock held by the option holder, including previously acquired shares and shares issuable or deliverable in connection with an award (with any such Common Stock valued at its Fair Market

Value on the date of exercise), provided that no Common Stock may be used to pay the Exercise Price if and to the extent that additional accounting expense would result to the Company under then applicable accounting rules.

Stock options that are Post-409A Awards may be granted only to individuals who provide direct services on the date of grant of the stock option to PBG or another entity in a chain of entities in which PBG or another such entity has a controlling interest within the meaning of Treasury Regulation §1.409A-1(b)(5)(iii)(E) in each entity in the chain.

Stock options may be granted alone or in tandem with other awards, including SARs. With respect to stock options granted in tandem with SARs, the exercise of either such stock options or SARs will result in the simultaneous cancellation of the same number of stock options or tandem SARs, as the case may be.

Except for adjustments made pursuant to Section 7, the Exercise Price for any outstanding stock option granted under the Plan may not be decreased after the date of grant nor may any outstanding stock option granted under the Plan be surrendered to the Company as consideration for the grant of a new stock option with a lower Exercise Price without the approval of PBG’s shareholders.

Except in the case of grants in connection with: (1) the recruitment of new employees, including employees transferring from an allied organization (within the meaning of Section 4(c)(i) or (ii) below), (2) special recognition awards (3) awards granted in connection with business turnaround plans, and (4) the assumption of, or substitution for, outstanding awards previously granted to individuals who become employees of the Company as a result of merger, consolidation, acquisition or other corporate transaction, stock options shall vest over a period of three years from the grant date and no options shall have a vesting period of less than one year. However, without regard to the vesting period assigned, the vesting of stock options may be accelerated in connection with a change in control and certain transfers, or in connection with a participant’s death, disability, retirement or involuntary termination of employment, in each case as determined by the Committee. The term of options shall be determined by the Committee in its sole discretion at the time of grant, but in no event shall the term exceed ten years from the date of grant.

ISOs may only be granted to employees of PBG, its subsidiaries and divisions and may only be granted to an employee who, at the time the option is granted, does not own stock possessing more than 10% of the total combined voting power of all classes of stock of PBG. The aggregate Fair Market Value (determined at the time of grant) of all shares with respect to which ISOs are exercisable by a participant for the first time during any year shall not exceed $100,000. Any option that is intended to be an ISO but which does not qualify as such shall remain outstanding and constitute a non-qualified stock option. In determining the shares available for issuance as ISOs under Section 5, adjustment under Section 5(a) shall not apply to the extent not permitted under Section 422 of the Code and regulations promulgated thereunder.

(ii)	Stock Appreciation Rights. SARs are rights to receive the amount by which the Fair Market Value of a share of Common Stock on the date the SAR is exercised exceeds the purchase price of the SAR (the “Exercise Price” as defined for SARs), which shall be equal to or greater than the Fair Market Value of a share of Common Stock on the grant date, unless the SAR was granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who became employees of the Company as a result of merger, consolidation, acquisition or other corporate transaction involving the Company, in which case, provided it does not cause the SAR to be subject to Section 409A of the Code, an Exercise Price may be used that reasonably preserves the value of the previously granted award. Such difference may be paid in cash, shares of Common Stock or both, or by any other method as determined by the Committee in its sole discretion.

Except in the case of grants in connection with: (1) the recruitment of new employees, including employees transferring from an allied organization (within the meaning of Section 4(c)(i) or (ii) below), (2) special recognition awards, (3) awards granted in connection with business turnaround plans, and (4) the assumption of, or substitution for, outstanding awards previously granted to individuals who become employees of the Company as a result of merger, consolidation, acquisition or other corporate transaction, SARs shall vest over a period of three years from the grant date and no SARs shall have a vesting period of less than one year from the grant date. However, without regard to the vesting period assigned, the vesting of SARs may be accelerated in connection with a change in control and certain transfers, or in connection with a participant’s death, disability, retirement or involuntary termination of employment, in each case as determined by the Committee. The term of an SAR shall be determined by the Committee in its sole discretion at the time of grant, but in no event shall the term exceed ten years from the date of grant.

SARs that are Post-409A Awards may be granted only to individuals who provide direct services on the date of grant of the SAR to PBG or another entity in a chain of entities in which PBG or another such entity has a controlling interest within the meaning of Treasury Regulation §1.409A-1(b)(5)(iii)(E) in each entity in the chain. SARs may be granted alone or in tandem with stock options. The grant of SARs related to ISOs must be concurrent with the grant of the ISOs. The grant of SARs related to non-qualified stock options may be concurrent with the grant of the non-qualified stock options or in connection with such non-qualified stock options, previously granted under Section 4(a)(i), that are unexercised and have not terminated or lapsed. With respect to SARs granted in tandem with stock options, the exercise of either such stock options or such SARs will result in the simultaneous cancellation of the same number of tandem stock options or SARs, as the case may be.

(iii)	Restricted Shares/Restricted Share Units. Restricted shares are shares of Common Stock that may not be traded or sold until the date that the restrictions on transferability imposed by the Committee with respect to such shares have lapsed (the “Restriction Period”). Restricted share units are the right to receive an amount equal to the value of a specified number of shares of Common Stock. Awards of restricted shares or restricted share units may be made either alone or in addition to or in tandem with other awards granted under the Plan, and they may be awarded as additional compensation for services rendered by the eligible individual or in lieu of cash or other compensation to which the eligible individual is entitled from the Company.

The Committee shall impose such terms, conditions and/or restrictions on any restricted share awards or restricted share units granted pursuant to the Plan as it may deem advisable including, without limitation: (1) a requirement that participants pay a stipulated price for each restricted share or each restricted share unit, (2) restrictions based upon the achievement of specific performance goals (Company-wide, divisional, related to other business units, and/or individual), (3) time-based restrictions on vesting, including the time during which the award is subject to a risk of forfeiture, and (4) restrictions under applicable Federal or state securities laws.

Except in the case of performance-based awards and awards made in connection with: (1) the recruitment of new employees, including employees transferring from an allied organization (within the meaning of Section 4(c)(i) or (ii) below), (2) special recognition awards, (3) awards granted in connection with business turnaround plans, and (4) the assumption of, or substitution for, outstanding awards previously granted to individuals who become employees of the Company as a result of merger, consolidation, acquisition or other corporate transaction, all restricted share and restricted share unit awards shall be subject to a time-based vesting restriction of at least three years from the date of grant. However, without regard to the time-based vesting restriction assigned, the vesting of restricted share and restricted share unit awards may be accelerated in connection with a change in control and certain transfers (to the extent permitted in Section 4(c) below) or in connection with a participant’s death, disability, retirement, retirement eligibility or involuntary termination of employment, in each case as determined by the Committee. To the extent the restricted shares or restricted share units granted to a Covered Executive are intended to be deductible under Section 162(m) of the Code, the applicable restrictions shall be based on the achievement of performance goals over a performance period, as described in Section 4(a)(iv).

Restricted share units that become payable in accordance with their terms and conditions shall be settled in cash, shares of Common Stock, or a combination of cash and shares of Common Stock, as determined by the Committee. To the extent that the vesting of a restricted share unit is tied to (1) the completion of a specified period of service, (2) death, (3) disability, or (4) retirement, the payment date for the restricted share unit shall be the day when vesting occurs, except to the extent the agreement specifies a different payment date for such vesting event or as otherwise provided below. Accordingly, if more than one such vesting event applies with respect to the restricted share unit, the earliest occurring vesting event shall govern (but if two or more vesting dates occur on the same date, the vesting event enumerated first in the prior sentence shall govern). Notwithstanding any contrary terms in an agreement evidencing a restricted shares unit, if the specified period of service that is required to vest is changed after it is initially established, the change shall not be taken into account for purposes of determining the payment date for the restricted share unit, unless the change extends the vesting period and such extension is eligible for the special rule for certain transaction-based compensation in Treasury Regulation 1.409A-3(i)(5)(iv) or unless the restricted share unit is exempt from Section 409A of the Code and the change accelerates the vesting period.

Notwithstanding any contrary terms in this Plan or in an agreement evidencing a restricted share unit, if a restricted share unit is a Post-409A Award and is part of an award of restricted share units that includes one or more restricted share units that is required to comply with Section 409A of the Code, then all restricted share units in such award shall be subject to the provisions of the Rules.

During any Restriction Period, restricted shares may not be sold, assigned, transferred or otherwise disposed of, or mortgaged, pledged or otherwise encumbered. In order to enforce the limitations imposed upon the restricted shares, the Committee may (1) cause a legend or legends to be placed on any certificates relating to such restricted shares, and/or (2) issue “stop transfer” instructions, as it deems necessary or appropriate.

Unless otherwise determined by the Committee, during any Restriction Period, participants who hold restricted shares shall have the right to receive dividends, in cash or property, as well as other distributions or rights in respect of such shares, shall have the right to vote such shares as the record owner thereof, and participants who hold restricted share units shall have the right to receive dividend equivalents. Unless otherwise determined by the Committee, any dividends, distributions or rights, or dividend equivalents payable to a participant during the Restriction Period shall be distributed to the participant only if and when the restrictions imposed on the applicable restricted shares or restricted share units lapse (and in the case of dividend equivalents on restricted share units, in accordance with the time of payment rules that are applicable to the related restricted share units).

Each certificate issued for restricted shares shall be registered in the name of the participant and deposited with the Company or its designee. At the end of the Restriction Period, a certificate representing the number of shares to which the participant is then entitled shall be delivered to the participant free and clear of the restrictions (or the participant’s unrestricted ownership shall be otherwise reflected). No certificate shall be issued with respect to a restricted share unit unless and until such unit is paid in shares of Common Stock.

(iv)	Performance Awards. Performance awards are performance shares or performance units. Each performance share shall have an initial value equal to the Fair Market Value of a share of Common Stock on the date of grant. Each performance unit shall have an initial value that is established by the Committee at the time of grant. Performance awards may be granted either alone or in addition to other awards made under the Plan.

Unless otherwise determined by the Committee, performance awards shall be conditioned on the achievement of performance goals (which shall be based on one or more performance measures, as determined by the Committee) over a performance period established by the Committee, provided that no performance period shall be less than one year.

The performance measure(s) to be used for purposes of performance awards (and for restricted shares and restricted share units, as provided in Section 4(a)(iii)) may be described in terms of objectives that are related to the individual participant or objectives that are Company-wide or related to one or more subsidiaries, divisions, departments, regions, functions or business units of the Company to which the contributions of the participant are relevant, and may consist of one or more or any combination of the following criteria: stock price, market share, sales revenue, sales volume, cash flow, earnings per share, return on equity, return on assets, return on sales, return on invested capital, economic value added, net earnings, total shareholder return, gross margin, profit (before or after-taxes), net income, operating income, EBITDA (earnings before interest, taxes, depreciation and amortization) and/or costs. The performance goals based on these performance measures may be made relative to the performance of other corporations or a published index. The Committee can establish other performance measures for performance awards granted to participants who are not Covered Executives and, with respect to such participants, shall have the sole discretion to adjust the determination of the degree of attainment of the pre-established performance goals.

Notwithstanding the achievement of any performance goal established under this Plan, the Committee has the discretion, on a participant by participant basis, to reduce some or all of a performance award that would otherwise be paid.

At, or at any time after, the time an award is granted, and in the case of Covered Executives to the extent permitted under Section 162(m) of the Code and the regulations thereunder without adversely affecting the treatment of the award under the performance-based exception, the Committee may provide for the manner in which performance will be measured against the performance goals (or may adjust the performance goals) to reflect the impact of unusual or nonrecurring events affecting the Company, or its financial statements or changes in applicable laws, regulations or accounting principles.

With respect to any award that is intended to satisfy the conditions for the performance-based exception under Section 162(m) of the Code: (1) the Committee shall interpret the Plan and this Section 4 in light of Section 162(m) of the Code and the regulations thereunder; (2) the Committee shall have no discretion to amend the award in any way that would adversely affect the treatment of the award under Section 162(m) of the Code and the regulations thereunder; and (3) such award shall not be paid until the Committee shall first have certified that the performance goals have been achieved.

If applicable tax and/or securities laws change to permit Committee discretion to alter the governing performance measures without obtaining shareholder approval of such changes, the Committee shall have the sole discretion to make such changes without first obtaining shareholder approval.

(v)	Share Awards. Share awards are grants of shares of Common Stock. The Committee may grant a share award to any eligible individual on such terms and conditions as the Committee may determine in its sole discretion. Share awards may be made only in lieu of cash or other compensation to which the eligible individual is entitled from the Company except as to limited awards to non-executive employees or key consultants made in connection with special recognition programs.
(b)	Maximum Awards. An eligible individual may be granted multiple awards under the Plan, but no one employee may be granted awards which would result in his or her receiving in the aggregate, during a single calendar year, more than 2 million shares of Common Stock. Solely for the purposes of determining whether this maximum is met, an SAR, restricted share unit, or performance share shall be treated as entitling the holder thereof to one share of Common Stock, and an award of performance units shall be treated as entitling the holder to the number of shares of Common Stock that is determined by dividing the dollar value of the award by the Fair Market Value of a share of Common Stock on the date the performance units were awarded.

(c)	Employment by the Company.
(i)	To the extent the vesting, exercise, or term of any stock option, SAR and/or restricted share is conditioned on employment by the Company, an award recipient whose Company employment terminates through a Company-approved transfer to an allied organization: (1) shall, at the time of such termination, vest in and (where applicable) be entitled to exercise immediately prior to the transfer any stock option, SAR or restricted share that is not conditioned on the achievement of a performance goal; (2) shall have employment with the allied organization treated as employment by the Company in determining any applicable term of such award and period for exercise (as well as any right to, or right to exercise, the award upon achievement of a performance goal); and (3) shall have the allied organization considered part of the Company for purposes of applying the misconduct provisions of Section 8. The Chief Personnel Officer shall specify the entities that are considered allied organizations as of any time. This Section 4(c)(i) applies to awards that are not required to comply with Section 409A of the Code.

(ii)	To the extent the vesting, exercise, or term of any restricted share unit, performance share and/or performance unit is conditioned on employment by the Company, an award recipient whose Company employment is transferred to an allied organization through a Company-approved transfer to the allied organization: (1) shall, at the time of such transfer, vest in any restricted share unit that is not conditioned on the achievement of a performance goal and, except as provided in the remainder of this Section 4(c)(ii), the date of such vesting shall also be the payment date of the restricted share unit; (2) shall have employment with the allied organization treated as employment by the Company for purposes of any right to the award upon achievement of a performance goal; and (3) shall have the allied organization considered part of the Company for purposes of applying the misconduct provisions of Section 8. For purposes of applying this Section 4(c)(ii) to a restricted share unit, performance share or performance unit that is part of a Post-409A Award that is required to comply with Section 409A of the Code with respect to one or more restricted share units, performance shares or performance units, as applicable, under such award, the provisions set out in the Rules shall apply notwithstanding any contrary terms in this Plan or in an agreement evidencing such an award.

(iii)	The Committee may decide, when granting an award, to exclude some or all of the award from the application of this subsection, or to provide the recipient of the grant with less protection in connection with a transfer than would otherwise apply under the foregoing provisions of this subsection.
(d)	Company Buy-Out Right. At any time after any award becomes exercisable or vested, the Committee shall have the right to elect, in its sole discretion and without the consent of the holder thereof, to cancel such award and to cause PBG to pay to the participant the excess of the Fair Market Value of the shares of Common Stock covered by such award over any Exercise Price or purchase price on the date the Committee provides written notice (the “Buy-Out Notice”) of its intention to exercise such right (the “Buy-Out”), provided that in the case of a Post-409A Award, the Fair Market Value used for this purpose shall not exceed the fair market value of the shares of Common Stock covered by such award on the date of cancellation as determined under Treasury Regulation § 1.409A-1(b)(5)(iv). Buy-Outs pursuant to this provision shall be effected by PBG as promptly as possible after the date of the Buy-Out Notice. Payments of Buy-Out amounts shall be made in shares of Common Stock (with cash for any fractional share). The number of shares shall be determined by dividing the amount of the payment to be made by the Fair Market Value of a share of Common Stock on the date of the Buy-Out Notice, provided that in the case of a Post-409A Award, the Fair Market Value used for this purpose shall not exceed the fair market value of the shares of Common Stock covered by such award on the date of cancellation as determined under Treasury Regulation § 1.409A-1(b)(5)(iv). This Buy-Out provision shall not apply in the case of a “Change in Control” within the meaning of Section 9, in which case the provisions of Section 9 shall apply. This Buy-Out provision also shall not apply in the case of a Post-409A Award that is required to comply with Section 409A of the Code (in whole or in part) unless such application does not result in an acceleration of the payment of the award (for purposes of Section 409A of the Code) or comes within an exception that permits acceleration of the payment of the award as provided in Treasury Regulation § 1.409A-3(j)(4).
5. Shares of Common Stock Subject to the Plan.
     The maximum aggregate number of shares of Common Stock available for issuance under the Plan shall be 36 million, determined as provided in this Section and as may be adjusted pursuant to Section 7 hereof. Any of the authorized shares may be used for any of the types of awards described in the Plan, provided, however, that in no event shall the number of restricted shares which become fully vested, shares delivered in settlement of restricted share units and performance awards, and shares granted as share awards (“full-value awards”) exceed 50% of the maximum aggregate number of shares of Common Stock available for issuance under the Plan as may be adjusted pursuant to Section 7 hereof.
(a)	Shares Remaining. The following shall apply in determining the number of shares remaining available for grant under this Plan:
(i)	In connection with the granting of a stock option or other award (other than SARs payable only in cash or a performance unit denominated in dollars or property other than Common Stock), the number of shares of Common Stock available for issuance under this Plan shall be reduced by the number of shares in respect of which the stock option or award is granted or denominated; provided, however, that where an SAR or performance unit is settled in shares of Common Stock, the number of shares of Common Stock available for issuance under this Plan shall be reduced only by the number of shares issued in such settlement.

(ii)	If any stock option is exercised by tendering or having the Company withhold shares of Common Stock to PBG as full or partial payment of the Exercise Price or to satisfy tax withholding obligations, the number of shares available for issuance under this Plan shall be increased by the number of shares so tendered or withheld.

(iii)	Whenever any outstanding stock option or other award under the Plan (or portion thereof) expires, is cancelled, is settled in cash or is terminated for any reason, the shares allocable to the expired, cancelled, settled or terminated portion of the stock option or award shall remain available for awards under this Plan.

(iv)	Awards granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who become employees as a result of a merger, consolidation, acquisition or other corporate transaction involving the Company as a result of an acquisition will not count against the reserve of available shares under this Plan.
(b)	Shares to be Delivered. Shares of Common Stock to be delivered by the Company under this Plan shall be determined by the Committee and may consist in whole or in part of authorized but unissued shares, treasury shares or shares acquired on the open market.
6. Deferred Payments.
     The Committee may determine that all or a portion of a payment to a participant under the Plan, whether it is to be made in cash, shares of Common Stock or a combination thereof, shall be deferred or may, in its sole discretion, approve deferral elections made by participants. Deferrals shall be for such periods and upon such terms as the Committee may determine in its sole discretion, which terms shall be designed to comply with Section 409A of the Code in the case of Post-409A Awards. The Committee may take such steps as are reasonably necessary to permit the deferral of taxes in connection with any award deferral. Notwithstanding the foregoing, no stock option or SAR that is a Post-409A Award shall contain a feature for the deferral of compensation within the meaning of Treasury Regulation § 1.409A-1(b)(5)(i)(A)(3) or § 1.409A-1(b)(5)(i)(B)(3), respectively. Awards of restricted shares are intended to be and to remain exempt from Section 409A of the Code pursuant to Treasury Regulation § 1.409A-1(b)(6)(i).
7. Dilution and Other Adjustments.
     In the event of (a) any change in the outstanding shares of Common Stock by reason of any stock split, reverse stock split, stock dividend, recapitalization, merger, reorganization, consolidation, combination or exchange of shares, (b) any separation of a corporation (including a spin-off or other distribution of assets of the Company to its shareholders), (c) any partial or complete liquidation, or (d) other similar corporate change, the Committee shall make such equitable adjustments in the Plan and the awards thereunder as, and to the extent (if any), the Committee determines are necessary and appropriate to prevent dilution or enlargement of a participant’s rights hereunder, including, if necessary, an adjustment in (i) the maximum number or kind of shares that may be issued under the Plan, (ii) the individual maximum in Section 4(b), (iii) the number and kind of shares and the Exercise Price or purchase price applicable to awards that may be or have been awarded to any participant (including the conversion of shares subject to awards from Common Stock to stock of another entity), and (iv) related terms of awards, including any performance conditions, and to make cash payments in lieu of such adjustments provided that any such cash payment shall be made in a manner that does not cause the recipient of the corresponding award to be subject to the payment of additional tax under Section 409A(a)(1)(B) of the Code. No adjustment to performance conditions is authorized in connection with any awards to a Covered Executive intended to qualify as performance-based under Section 162(m) of the Code if and to the extent that such adjustment would cause the award to fail to so qualify. Such adjustment shall be conclusive and binding for all purposes of the Plan.
8. Misconduct.
     Except as otherwise provided in agreements covering Awards hereunder, a participant shall forfeit all rights in his or her outstanding awards under the Plan, and all such outstanding awards shall automatically terminate and lapse, if the Committee determines that such participant has engaged in “Misconduct” as defined below. The Committee may in its sole discretion require the participant to pay to the Company any and all gains realized from any awards granted hereunder that were exercised, vested or paid out within the twelve month period immediately preceding a date on which the participant engaged in such Misconduct, as determined by the Committee.
     “Misconduct” means any of the following, as determined by the Committee in good faith: (i) violation of any agreement between the Company and the participant, including but not limited to a violation relating to the disclosure of confidential information or trade secrets, the solicitation of employees, customers, suppliers, licensors or contractors, or the performance of competitive services; (ii) violation of any duty to the Company, including but not limited to violation of the Company’s Code of Conduct; (iii) making, or causing or attempting to cause any other person to make, any statement (whether written, oral or electronic), or conveying any information about the Company which is disparaging or which in any way reflects negatively upon the Company, unless required by law or pursuant to a Company policy; (iv) improperly disclosing or otherwise misusing any confidential information regarding the Company; (v) unlawful trading in the securities of PBG or of another company based on information gained as a result of that participant’s employment or other relationship with the Company; (vi) engaging in any act which is considered to be contrary to the best interests of the Company, including but not limited to recruiting or soliciting employees of the Company; or (vii) commission of a felony or other serious crime or engaging in any activity which constitutes gross misconduct.
     This section shall also apply in the case of a former Company employee (including, without limitation, a retired or disabled employee) who commits Misconduct after his or her employment with the Company terminates.
9. Change in Control.
     Upon a “Change in Control” (as defined in subsection (f) below), the following shall occur, unless otherwise provided by the Committee in an agreement:

(a)	Options. Effective on the date of such Change in Control, all outstanding and unvested stock options granted under the Plan shall immediately vest and become exercisable, and all stock options then outstanding under the Plan shall remain outstanding in accordance with their terms. In the event that any stock option granted under the Plan becomes unexercisable during its term on or after a Change in Control because: (i) the individual who holds such stock option is involuntarily terminated (other than for cause), or such individual terminates for “Good Reason” as defined in the agreement governing the stock option award or applicable operating guidelines, within two years after the Change in Control; (ii) such stock option is terminated or adversely modified; or (iii) Common Stock is no longer issued and outstanding, or no longer traded on a national securities exchange, then the holder of such stock option shall immediately be entitled to receive equity (e.g. common stock) of the “Acquiring Entity” (as defined below) with a fair market value equal to at least (A) the gain on such stock option or (B) only if greater than the gain and only with respect to non-qualified stock options that are not Post-409A Awards, the Black-Scholes value of such stock option (as determined by a nationally recognized independent investment banker chosen by PBG), in either case calculated on the date such stock option becomes unexercisable. For purposes of the preceding sentence, the gain on a stock option shall be calculated as the difference between the Fair Market Value per share of Common Stock as of the date such stock option becomes unexercisable and the Exercise Price per share of Common Stock covered by the stock option; provided, however, if the shares of Common Stock are not traded on a national exchange on such date, the Fair Market Value on the immediately preceding day on which the shares were traded shall be used (but only to the extent it does not result, in the case of a Post-409A Award, in the payment of more than fair market value as determined under Treasury Regulation § 1.409A-1(b)(5)(iv)).

(b)	Stock Appreciation Rights. Effective on the date of such Change in Control, all outstanding and unvested SARs granted under the Plan shall immediately vest and become exercisable, and all SARs then outstanding under the Plan shall remain outstanding in accordance with their terms. In the event that any SAR granted under the Plan becomes unexercisable during its term on or after a Change in Control because: (i) the individual who holds such SAR is involuntarily terminated (other than for cause), or such individual terminates for “Good Reason” as defined in the agreement governing the SAR award or applicable operating guidelines, within two years after the Change in Control; (ii) such SAR is terminated or adversely modified; or (iii) Common Stock is no longer issued and outstanding, or no longer traded on a national securities exchange, then the holder of such SAR shall immediately be entitled to receive equity (e.g. common stock) of the “Acquiring Entity” (as defined below) with a fair market value equal to at least the gain on such SAR. For purposes of the preceding sentence, the gain on an SAR shall be calculated as the difference between the Fair Market Value per share of Common Stock as of the date such SAR becomes unexercisable and the purchase price per share of Common Stock covered by the SAR; provided, however, if the shares of Common Stock are not traded on a national exchange on such date, the Fair Market Value on the immediately preceding day on which the shares were traded shall be used (but only to the extent it does not result, in the case of a Post-409A Award, in the payment of more than fair market value as determined under Treasury Regulation § 1.409A-1(b)(5)(iv)).

(c)	Restricted Shares/Restricted Share Units. Upon a Change of Control all restricted shares and restricted share units shall immediately vest. Immediately upon such vesting, certificates for all such vested restricted shares shall be distributed to the participants, and the cash or shares payable upon vesting of the restricted share units shall be paid to the participants. Notwithstanding anything set out in this Plan or an agreement evidencing a restricted share unit to the contrary, if a restricted share unit is a Post-409A Award and is covered by Section 409A of the Code, then the provisions set out in the Rules shall apply.

(d)	Performance Awards. Each performance award granted under the Plan that is outstanding on the date of the Change in Control shall immediately vest and the holder of such performance award shall be entitled to a lump sum cash payment equal to the amount of such performance award payable at the end of the performance period as if 100% of the performance goals have been achieved. Notwithstanding anything set out in this Plan or an agreement evidencing a performance award to the contrary, if a performance award is a Post-409A Award and is covered by Section 409A of the Code, then the provisions set out in the Rules shall apply.

(e)	Time of Payment. Any amount required to be paid pursuant to this Section shall be paid within 20 days after the date such amount becomes payable.

(f)	Definition of Change in Control. A “Change in Control” means the occurrence of any of the following events: (i) any individual, corporation, partnership, group, association or other entity (a “Person”), other than PepsiCo, Inc. (“PepsiCo”) or an entity approved by PepsiCo, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of 50% or more of the combined voting power of PBG’s outstanding securities ordinarily having the right to vote at elections of directors; (ii) during any consecutive two-year period, persons who constitute the Board at the beginning of the period cease to constitute at least 50% of the Board (provided that any new Board member who was approved by a majority of directors who began the two-year period or who was approved by PepsiCo shall be considered a director who began the two-year period); (iii) the approval by the shareholders of PBG of a plan or agreement providing for a merger or consolidation of PBG with another company, other than with PepsiCo or an entity approved by PepsiCo, and PBG is not the surviving company (unless the shareholders of PBG prior to the merger or consolidation continue to have 50% or more of the combined voting power of the surviving company’s outstanding securities); (iv) the sale, exchange or other disposition of all or substantially all of PBG’s assets, other than to PepsiCo or an entity approved by PepsiCo; or (v) any other event, circumstance, offer or proposal occurs or is made, which is intended to effect a change in the control of PBG and which results in the occurrence of one or more of the events set forth in clauses (i) through (iv) of this paragraph. For purposes of this Plan, the Person that triggers a Change in Control under clause (i) or (ii), survives the merger or consolidation referred to in clause (iii) or purchases the assets under clause (iv) is referred to as the “Acquiring Entity.”

In addition, a “Change in Control” means the occurrence of any of the following events with respect to PepsiCo: (i) acquisition of 20% or more of the outstanding voting securities of PepsiCo by another entity or group; excluding, however, any acquisition by an employee benefit plan or related trust sponsored or maintained by PepsiCo; (ii) during any consecutive two-year period, persons who constitute the Board of Directors of PepsiCo (the “PepsiCo Board”) at the beginning of the period cease to constitute at least 50% of the PepsiCo Board (provided that any new PepsiCo Board member who was approved by a majority of directors who began the two-year period shall be considered a director who began the two-year period); (iii) PepsiCo shareholders approve, and there is completed, a merger or consolidation of PepsiCo with another company, and PepsiCo is not the surviving company; or, if after such transaction, the other entity owns, directly or indirectly, 50% or more of the outstanding voting securities of PepsiCo; (iv) PepsiCo shareholders approve a plan of complete liquidation of PepsiCo or the sale or disposition of all or substantially all of PepsiCo’s assets; or (v) any other event, circumstance, offer or proposal occurs or is made, which is intended to effect a change in the control of PepsiCo, and which results in the occurrence of one or more of the events set forth in clauses (i) through (iv) of this paragraph.

Notwithstanding the above definition, the definition of “Change in Control set out in the Rules shall apply in the circumstances and manner specified in the Rules to a restricted share unit, performance share or performance unit that is part of a Post-409A Award that is required to comply with Section 409A of the Code with respect to one or more restricted share units, performance shares or performance units, as applicable, under such award.
10. Miscellaneous Provisions.
(a)	Rights as Shareholder. Except as otherwise provided herein, a participant in the Plan shall have no rights as a holder of Common Stock with respect to awards hereunder, unless and until certificates for shares of Common Stock are issued to such participant or registered in the name of the participant on the Company’s records.

(b)	Assignment or Transfer. Unless the Committee shall specifically determine otherwise, no award granted under the Plan or any rights or interests therein (other than an award of shares that is not subject to any restrictions) shall be assignable or transferable by a participant, except by will or the laws of descent and distribution.

(c)	Agreements. All awards granted under the Plan shall be evidenced by agreements in such form and containing such terms and conditions (not inconsistent with the Plan), as the Committee shall approve.

(d)	Requirements for Transfer. The Committee shall have no obligation to issue or transfer a share of Common Stock under the Plan until all legal requirements applicable to the issuance or transfer of such shares have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any issuance of shares of Common Stock made to any participant upon such participant’s written undertaking to comply with such restrictions on his subsequent disposition of such shares as the Committee or PBG shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof, and certificates representing such shares may be legended to reflect any such restrictions.

(e)	Withholding Taxes. PBG shall have the right to deduct from all awards hereunder paid in cash any federal, state, local or foreign taxes required by law to be withheld with respect to such awards, and with respect to awards paid or satisfied in stock, to require the payment (through withholding from the participant’s salary or otherwise) of any such taxes. The obligations of PBG to make delivery of awards in cash or shares of Common Stock shall be subject to currency or other restrictions imposed by any government. With respect to withholding required upon the exercise of stock options or SARs, upon the lapse of restrictions on restricted shares or upon any other taxable event arising as a result of awards granted hereunder, unless other arrangements are made with the consent of the Committee, participants shall satisfy the withholding requirement by having the Company withhold shares of Common Stock having a Fair Market Value on the date the tax is to be determined equal to not more than the minimum amount of tax required to be withheld with respect to the transaction unless a fractional share is payable in which case, such minimum amount plus the next highest share will be withheld. The Committee may permit a participant to surrender or direct the withholding of other shares of Common Stock to satisfy tax obligations but only if and to the extent that no additional accounting expense would result to the Company under then applicable accounting rules.

If a participant makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any shares of Common Stock issued to him pursuant to the exercise of an incentive stock option within the two-year period commencing on the day after the date of the grant or within the one-year period commencing on the day after the date of transfer of such shares to the participant pursuant to such exercise, the participant shall, within ten (10) days of such disposition, notify PBG thereof, by delivery of written notice to PBG at its principal executive office, and immediately deliver to PBG (or allow to be withheld from other compensation) any taxes required to be withheld.

(f)	No Implied Rights to Awards. Except as set forth herein, no employee or other person shall have any claim or right to be granted an award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company.

(g)	Fractional Shares. Fractional shares of Common Stock shall not be issued or transferred under an award, but the Committee may pay cash in lieu of a fraction or round the fraction, in its discretion.

(h)	Beneficiary Designation. To the extent allowed by the Committee, each participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named on a contingent or successive basis) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Unless the Committee determines otherwise, each such designation shall revoke all prior designations by the same participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the participant’s death shall be paid to the participant’s estate.

(i)	Costs and Expenses. The cost and expenses of administering the Plan shall be borne by PBG and not charged to any award or to any employee receiving an award.

(j)	Funding of Plan. PBG shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any award under the Plan.

(k)	Successors. All obligations of the Company under the Plan with respect to awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(l)	Compliance with Section 409A of the Code. At all times, this Plan shall be interpreted and operated (i) with respect to Post-409A Awards, in accordance with the applicable requirements of Section 409A of the Code, (ii) to maintain the exemptions from Section 409A of the Code of stock options, SARs, restricted shares and awards designed to meet the short-deferral exception under Section 409A of the Code, and (iii) to preserve the status of deferrals made prior to the effective date of Section 409A of the Code (“ Prior Deferrals”) as exempt from Section 409A of the Code, i.e., to preserve the grandfathered status of Prior Deferrals. To the extent there is a conflict between the provisions of the Plan relating to compliance with Section 409A of the Code and the provisions of any award agreement issued under the Plan, the provisions of the Plan control. To the extent there is a conflict between the provisions of the Rules and the provisions of the Plan and/or of any award agreement issued under the Plan, the provisions of the Rules control.

(m)	Successor Provisions. Any reference in the Plan to a provision of law or regulation shall also refer to any provision of law or regulation that is a successor to such provision.
11. Effective Date, Amendments and Termination.
(a)	Effective Date. The Plan became effective on May 26, 2004, the date on which it was initially approved by PBG’s shareholders. The Plan was amended and restated effective May 25, 2005, and again effective May 28, 2008, the dates on which these amendments were approved by PBG’s shareholders. This amendment and restatement of the Plan is generally effective as of January 1, 2009 (the “Effective Date”), and applies to awards granted on or after that date, except in the case of provisions relating to (i) “Post-409A Awards, ” i.e., all Plan awards that were not both earned and vested as of December 31, 2004, and all Plan awards that were materially modified after October 3, 2004, determined in each case within the meaning of Section 409A of the Code, (ii) Article 9 (regarding Change in Control), (iii) the rounding mechanism specified within the definition of Fair Market Value in Section 4(a)(i), and (iv) Section 7 (relating to antidilution and other adjustments). Provisions relating to Post-409A Awards shall apply to Post-409A Awards granted on or after the Effective Date and to the administration on and after the Effective Date of Post-409A Awards granted prior to the Effective Date. Article 9 (regarding Change in Control) shall be effective as of December 20, 2005. The rounding mechanism specified within the definition of Fair Market Value in Section 4(a)(i) shall be effective as of October 6, 2006. Section 7 (relating to antidilution and other adjustments) shall be effective as of January 8, 2007. The Rules are considered an integral part of this document and, together with this document and the agreements evidencing awards granted under the Plan, are intended to evidence documentary compliance with Section 409A of the Code and the applicable regulations and other guidance of general applicability issued thereunder or in connection therewith.

(b)	Amendments. The Committee may at any time terminate or from time to time amend the Plan in whole or in part; provided that the Committee shall not, without the requisite affirmative approval of shareholders of the Company, make any amendment to the Plan that materially modifies the Plan, including but not limited to amendments that would permit repricing, expand the types of awards available or the class of eligible participants, increase the number of securities which may be issued; or

which requires shareholder approval under any applicable law or rule of the New York Stock Exchange or Section 162(m) or 422 of the Code. No termination or amendment shall materially adversely affect any rights or obligations with respect to any awards theretofore granted under the Plan without the consent of the affected participant.

The Committee may, at any time, amend outstanding agreements evidencing awards under the Plan in a manner not inconsistent with the terms of the Plan; provided, however, that except as provided in Section 4(d) with respect to the Company’s Buy-Out right, if such amendment is materially adverse to the participant, the amendment shall not be effective unless and until the participant consents, in writing, to such amendment.

Notwithstanding the preceding provisions of this subsection (b), following a Change in Control (as defined in Section 9), the Committee may not amend the Plan or outstanding agreements evidencing awards under the Plan in a way that would be adverse to a participant, even if the amendment would not be materially adverse, without the written consent of the participant.

(c)	Termination. No awards shall be made under the Plan on or after the tenth anniversary of the date on which PBG’s shareholders approved the Plan. Determination of the award actually earned and payout or settlement of the award may occur later, and as to any outstanding award, the Plan’s terms shall remain in effect (including authority under Section 11(b) relating to the Committee’s authority to modify outstanding awards).